                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               PEOPLESOFT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                PEOPLESOFT, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 26, 1998



TO THE STOCKHOLDERS OF PEOPLESOFT, INC.:

        NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of PeopleSoft, Inc., a Delaware corporation (the "Company"), will be held at 10:00 a.m., local time, on Tuesday, May 26, 1998, at the Carr America Visitor's Center located at 4400 Rosewood Drive, Pleasanton, California 94588, for the following purposes:

        1.     To elect three (3) Class II directors to serve two-year terms.

        2. To approve an amendment of the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock of the Company to 700,000,000.

        3. To approve amendments to the 1989 Stock Option Plan, including an increase of 5,000,000 shares available, as set forth in the accompanying proxy statement.

        4. To approve amendments to the 1992 Employee Stock Purchase Plan, including an increase of 700,000 shares available, as set forth in the accompanying proxy statement.

        5. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1998.

        6. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        Only stockholders of record at the close of business on March 31, 1998 are entitled to notice of and to vote at the Annual Meeting.

        All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                                            By Order of the Board of Directors,





                                            David A. Duffield, President and
                                            Chief Executive Officer
Pleasanton, California
April 15, 1998



--------------------------------------------------------------------------------
IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
--------------------------------------------------------------------------------

                                     MAPS TO

                   CARR AMERICA VISITOR'S CENTER IN PLEASANTON

                    AND LOCATION OF STOCKHOLDER MEETING ROOM

                                PEOPLESOFT, INC.
                             PROXY STATEMENT FOR THE
                       1998 ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------
                 INFORMATION CONCERNING SOLICITATION AND VOTING
GENERAL

        The enclosed proxy is solicited on behalf of the Board of Directors of PeopleSoft, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, May 26, 1998 at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Carr America Visitor's Center located at 4400 Rosewood Drive, Pleasanton, California 94588. The Company's telephone number is (925) 225-3000. When proxies are properly dated, executed, and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for the election of the nominees for directors set forth herein, for the increase in authorized shares of Common Stock, for the amendments to the 1989 Stock Option Plan, for the amendments to the 1992 Employee Stock Purchase Plan, for the ratification of the appointment of Ernst & Young as independent auditors as set forth herein, and at the discretion of the proxy holders upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

        These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 1997, including financial statements, were first mailed on or about April 17, 1998, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND VOTING SECURITIES

        Stockholders of record at the close of business on March 31, 1998 ("Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 226,654,724 shares of the Company's Common Stock, $.01 par value, were issued and outstanding. No shares of the Company's Preferred Stock were outstanding.

REVOCABILITY OF PROXIES

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company at or before the taking of the vote at the Annual Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to PeopleSoft, Inc. at 4440 Rosewood Drive, Pleasanton, California 94588, Attention: Secretary of the Company, or hand-delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

VOTING AND SOLICITATION

        Each stockholder is entitled to one vote for each share of Common Stock owned on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors.

        The Company will retain Corporate Investor Communications, Inc. ("CIC") to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. The Company will pay CIC's solicitation fee of $11,000 plus reasonable out-of-pocket expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held as of the Record Date by such custodians, nominees and fiduciaries. The Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. No additional compensation will be paid for such services.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

        The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "ABSTAINED" on a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

         While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

         In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purpose of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

      The Company currently intends to hold its 1999 Annual Meeting of Stockholders in mid-May 1999 and to mail Proxy Statements relating to such meeting in mid-April 1999. The date by which stockholder proposals must be received by the Company so that they may be considered for inclusion in the Proxy Statement and form of proxy for its 1999 Annual Meeting of Stockholders is December 11, 1998. Such stockholder proposals should be submitted to PeopleSoft, Inc. at 4440 Rosewood Drive, Pleasanton, California 94588, Attention: Secretary of the Company.

                         CERTAIN TRANSACTIONS WITH MANAGEMENT
      The Company and a limited liability company ("LLC") entered into agreements in 1995 and 1997, whereby the LLC will provide up to $9.6 million to fund the development of a suite of student information and administration system applications ("SIS Software") with the Company assuming exclusive responsibility for the distribution of the SIS Software. Substantially all of the LLC's funds were provided equally by the Company's founder and principal stockholder and the Student Loan Marketing Association ("Sallie Mae"), an independent strategic business partner. The Company has no contractual obligation to provide funds to the LLC and does not have a right to acquire any of the LLC's equity interests. The Company will pay the LLC a royalty based on fees received from the licensing of the SIS Software until the later of five years from the commercial release of the SIS Software or $17 million in cumulative royalties have been paid to the LLC. The royalty rate was determined based on negotiations between the Company and Sallie Mae. All ownership rights and interests in the SIS Software will transfer to the Company, upon the later of five years from the commercial release of the SIS Software or when $17 million in cumulative royalties have been paid to the LLC. The SIS Software became generally available for sale in December 1997, and the Company recorded $3.3 million in cumulative royalty expense in the year ended December 31, 1997. The LLC reimbursed the Company $2.0 million, $2.4 million and $3.2 million in 1995, 1996 and 1997, respectively, for development funding advanced by the Company during the year and, in 1998, the Company anticipates using the remaining $2.0 million to fund the development of two new related software products. In addition, the Company was reimbursed $98,000 in 1995 and $65,700 in 1996 (none in 1997) for interest on such advances.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of March 20, 1998 (except as noted below) certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Except as otherwise noted below, the Company knows of no agreements among its stockholders which relate to voting or investment power of its Common Stock.

                                                        Shares of Common Stock Beneficially Owned (l)
Directors, Named Executive Officers and Five            ---------------------------------------------
Percent Stockholders                                          Number        Percentage Ownership
--------------------------------------------                  ------        --------------------
OFFICERS
--------
David A. Duffield (2) ......................................52,516,643             23.2%
  4440 Rosewood Drive, Pleasanton, CA 94588
Aneel Bhusri (3) ...........................................   177,395              *
Ronald E.F. Codd (3) .......................................   669,159              *
Albert W. Duffield (3) ..................................... 2,152,831              *
Margaret L. Taylor (3) ..................................... 1,447,574              *

DIRECTORS
---------
George J. Still, Jr. (3) ...................................   299,130              *
Edgar F. Codd (3) ..........................................   260,000              *
Cyril J. Yansouni (3) ......................................     4,000              *
A. George "Skip" Battle (3) ................................    45,466              *

All directors and executive officers as a group (4) ........60,587,813            26.8

5% SHAREHOLDERS AT 12/31/97 (5)
Putnam Investments, Inc. (6) ...............................13,712,347             6.1
  One Post Office Square, Boston, MA 02109

----------
*   Less than 1%

(1) Applicable percentage of ownership is based on 226,330,688 shares of Common Stock outstanding as of March 20, 1998 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares subject to options currently exercisable or exercisable within 60 days after March 20, 1998 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(2) Includes 640,000 shares and 800,000 shares subject to stock options held by David A. Duffield and Mr. Duffield's wife, respectively, that are exercisable within 60 days of March 20, 1998 and 44,464,835 shares held by trusts, foundations or accounts of which David A. Duffield is trustee or director.

(3) Includes the following numbers of shares issuable upon exercise of options that are exercisable on or within 60 days of March 20, 1998: Aneel Bhusri:
    104,400; Albert W. Duffield: 2,064,000; Margaret L. Taylor: 887,806; Ronald E.F. Codd: 498,552; George J. Still, Jr.: 192,000; Dr. Edgar F. Codd:
    112,000; Cyril J. Yansouni: 4,000; and A. George "Skip" Battle: 42,400.

(4) Includes 5,440,638 shares subject to stock options held by directors and officers (12 persons) that are exercisable within 60 days of March 20, 1998.

(5) Shares beneficially owned are determined solely from information reported on a Schedule 13G as of December 31, 1997.

(6) Putnam Investment Management, Inc. (PMI) has shared dispositive power with respect to 9,861,939 shares. The Putnam Advisory Company (PAC) has shared voting power and shared dispositive power with respect to 2,615,708 and 3,850,408 shares, respectively. Putnam Investments, Inc., as parent to PMI and PAC, has shared voting power and shared dispositive power with respect to 2,615,708 and 13,712,347 shares, respectively.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        Section 16(a) of the Exchange Act and regulations of the Securities and Exchange Commission (the "SEC") thereunder require the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of initial ownership and changes in ownership with the SEC. Based solely on its review of copies of such forms received by the Company, or on written representations from certain reporting persons that no other reports were required for such persons, the Company believes that, during or with respect to the period from January 1, 1997 to December 31, 1997, all of the Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with, except with respect to the May 1997 and October 1997 Form 4 reports for Mr. Aneel Bhusri and Mr. Albert Duffield, which were filed late or amended.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS
NOMINEES

        The Company's Board of Directors currently consists of six persons serving staggered two-year terms. Three Class II directors will be elected at the Annual Meeting for a term of two years. Three Class I directors (Mr. David
A. Duffield, Dr. Edgar F. Codd and Mr. George J. Still, Jr.) were elected at last year's annual meeting for a term of two years.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for the three nominees named below, all of whom are presently directors of the Company. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any nominee who will be unable or will decline to serve as a director. Each director elected at this Annual Meeting will serve a term of two years or until such director's successor has been duly elected and qualified.

VOTE REQUIRED

        The three nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected to the Board of Directors as Class II Directors. An abstention will have the same effect as a vote withheld for the election of directors, and pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal. The names of the nominees and related information as of March 14, 1998 are set forth below.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

                                                                                  DIRECTOR
NAME OF NOMINEE                 AGE       POSITION(S) WITH THE COMPANY              SINCE
---------------                 ---       ----------------------------              -----
NOMINEES FOR CLASS II DIRECTOR

Albert W. Duffield               55       Director and Senior Vice President of     1991
                                             Worldwide Operations

Cyril J. Yansouni(l)(2)          55       Director                                  1992

A. George "Skip" Battle(1)(2)    54       Director                                  1995

DIRECTORS WHOSE TERMS CONTINUE

David A. Duffield(3)             57       Chairman of the Board of Directors,       1987
                                             President and Chief Executive Officer

Edgar F. Codd                    74       Director                                  1992

George J. Still, Jr.(1)(2)(3)    39       Director                                  1991

----------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.
(3) Member of the Nominating Committee

NOMINEES FOR CLASS II DIRECTOR

        Mr. Albert Duffield joined the Company in June 1990 as Vice President of Sales, and was appointed Vice President of Operations in September 1991, Vice President of Sales and Marketing in February 1993, Senior Vice President of Sales and Marketing in November 1993, and Senior Vice President of Worldwide Operations in January 1994. He was elected to the Board of Directors in April 1991. Prior to joining the Company, Mr. Duffield served as Chief Operating Officer of Data Design Associates, a division of Integral Systems, Inc., from June 1989 through June 1990. Prior to the acquisition of Data Design Associates by Integral Systems, Inc. in September 1989, he served as its Senior Vice President of Sales and Marketing from October 1981 through June 1989. From 1970 to 1981, Mr.

Duffield worked at IBM in various sales, sales management and staff management positions. He holds a B.Sc. in Hotel/Business Administration from Cornell University and an M.B.A. from Rutgers University. Albert Duffield and David Duffield are brothers.

        Mr. Cyril Yansouni became a director of the Company in October 1992. Since March 1991, he has served as Chief Executive Officer and Chairman of Read-Rite Corporation, a supplier of thin film magnetic recording heads. From January 1989 to February 1991, he served in various senior management capacities at Unisys, a manufacturer of computer systems, most recently as an Executive Vice President. Mr. Yansouni was President of Convergent Technologies, a manufacturer of computer systems, from October 1986 until its acquisition by Unisys in December 1988. From June 1967 to October 1986, Mr. Yansouni served in a variety of technical and management positions at Hewlett-Packard Company, including Vice President and General Manager of the PC Group. He holds an M.S.E.E. from Stanford University and a B.Sc. in electrical and mechanical engineering from the Catholic University of Louvain, Belgium. Mr. Yansouni is also a director of ActivCard, Informix Software, Inc. and Raychem Corporation.

        A. George "Skip" Battle became a director of the Company in December 1995. Mr. Battle served from 1968 until his retirement in June 1995 in various roles of increasing responsibility with Andersen Consulting. At the time of his retirement, Mr. Battle was Managing Partner of Market Development. He was also a member of Andersen Consulting's Executive Committee, Global Management Council and Partner Income Committee. Prior to his position as Managing Partner of Market Development, he served as Managing Partner of North American Planning and Operations. Mr. Battle holds a B.A. in Economics with highest distinction from Dartmouth College and an M.B.A. from the Stanford Business School where he held McCarthy and University Fellowships. Mr. Battle is a director of Barra, Inc. and Fair Isaac Company, and he is also currently a Senior Fellow at the Aspen Institute.

DIRECTORS WHOSE TERMS CONTINUE

        Mr. David Duffield is a founder of the Company and has served as Chairman of the Board, Chief Executive Officer and President since the Company's incorporation in August 1987. Prior to that time, he was a founder and Chairman of the Board of Integral, a vendor of human resource and financial applications software, from April 1972 through April 1987. During a portion of that time, Mr. Duffield also served as Integral's Chief Executive Officer. Mr. Duffield is also the co-founder of Information Associates (now a subsidiary of Systems and Computer Technology), where he was employed between 1968 and 1972. From 1964 to 1968, Mr. Duffield worked at IBM, a computer systems manufacturer, as a marketing representative and systems engineer. He holds a B.Sc. in Electrical Engineering and an M.B.A. from Cornell University.

        Dr. Edgar Codd became a director of the Company in June 1992. Dr. Codd is presently an independent consultant. From 1985 to 1993, he was a principal at Codd and Date Consulting, and at Codd and Date, Inc., both of which are relational database consulting firms. Dr. Codd received his M.A. in Mathematics from Oxford University and his M.S. and Ph.D. in Communication Sciences from the University of Michigan. Prior to 1985, Dr. Codd was employed by IBM where he developed the theoretical foundation for relational database management. In 1994, he became a fellow of the Association for Computing Machinery (ACM).

        Mr. George Still became a director of the Company in April 1991. He has been a partner of Norwest Venture Capital, a venture capital investment fund, since 1989. From July 1984 to October 1989, he was a general partner with The Centennial Funds, a venture capital investment fund. Mr. Still holds a B.Sc. in Business Administration from Pennsylvania State University and an M.B.A. from Dartmouth College. Mr. Still is on the board of directors of 3DFX and numerous private companies.

BOARD MEETINGS AND COMMITTEES

        The Board of Directors of the Company held a total of four regular meetings and no special meetings during 1997. No directors attended fewer than 75% of the total number of meetings of the

Board of Directors or committees of the Board of Directors held in 1997. The Board of Directors has an Audit Committee, Compensation Committee and Nominating Committee.

        The Audit Committee, which currently consists of Messrs. Battle, Yansouni and Still, held a total of five regular meetings and one special meeting during 1997. The Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. The Compensation Committee, which currently consists of Messrs. Battle and Yansouni as voting members and Mr. Still as a non-voting member, held two meetings in 1997. The Compensation Committeee reviews and approves the Company's executive compensation policies and plans. The Nominating Committee was established in May 1997 and consists of Messrs. David Duffield and Still. The Nominating Committee was established to evaluate future board members and held two meetings during 1997.

BOARD COMPENSATION

        Directors do not receive any cash compensation for their services as members of the Board of Directors, however, non-employee directors are entitled to receive a $500 travel allowance for each meeting they attend. Non-employee directors are automatically granted annual options to purchase 4,000 shares of the Company's Common Stock pursuant to the terms of the Company's 1992 Directors' Stock Option Plan (the "Directors' Plan"). Pursuant to the Directors' Plan and prior to adjustment for the Company's two-for-one stock split in December, 1997, Messrs. Battle, Codd, Still and Yansouni were each granted an option to purchase 4,000 shares of Common Stock at an exercise price of $47.94 per share in January 1997. Officers are appointed by and serve at the discretion of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Neither Messrs. Battle nor Yansouni (the voting members of the Company's Compensation Committee), is an executive officer of any entity for which any executive officer of the Company serves as a director or a member of the compensation committee.

                                 PROPOSAL NO. 2
               AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

        The Company's Restated Certificate of Incorporation (the "Certificate"), as currently in effect, provides that the Company is authorized to issue 320,000,000 shares of Common Stock, par value $.01 per share, and 2,000,000 shares of Preferred Stock, par value $.0l per share. On March 17, 1998, the Board of Directors authorized an amendment to the Certificate to increase the authorized number of shares of Common Stock to 700,000,000 shares.

        Under the proposed amendment, the first paragraph of Article III of the Certificate would be amended to read as follows:

           This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the corporation is authorized to issue is Seven Hundred Two Million (702,000,000) shares. Seven Hundred Million (700,000,000) shares shall be Common Stock and Two Million (2,000,000) shares shall be Preferred Stock, each with a par value of One Cent ($.01).

        As of March 20, 1998, 226,330,688 shares of Common Stock were issued and outstanding. In addition, as of March 20, 1998, 53,872,102 shares were reserved for future grant or for future issuance upon exercise of outstanding options under the Company's Amended and Restated 1989 Stock Option Plan (the "1989 Stock Option Plan"), 772,974 shares were reserved for issuance under the Company's Red Pepper Stock Option Plan (the "Red Pepper Plan"), 1,125,520 shares were reserved for future issuance under the Company's 1992 Employee Stock Purchase Plan (the "1992 Purchase Plan"), 2,330,000 shares were reserved for future issuance under the Company's 1992 Directors' Stock Option Plan (the "Directors' Option Plan") and warrants to purchase 6,400,000 shares of Common Stock were outstanding.

PURPOSE AND EFFECT OF AMENDMENT

        The principal purpose of the proposed amendment to the Certificate is to authorize additional shares of Common Stock which will be available in the event that the Board of Directors determines that it is necessary or appropriate to effect future stock dividends or stock splits, to raise additional capital through the sale of securities, to acquire another company or its business or assets through the issuance of securities, or to establish a strategic relationship with a corporate partner through the exchange of securities. In determining the appropriate level of authorized shares of Common Stock, the Board of Directors considered, among other factors, i) that as of March 20, 1998, 290,831,284 shares of Common Stock were issued or reserved for issuance, thereby effectively encumbering substantially all of the 320,000,000 shares presently authorized, ii) that in 1994, 1995, 1996 and 1997, the Company effected two-for-one stock splits, iii) that were the Company to effect another two-for-one stock split in the future, a minimum of 600,000,000 authorized shares would be required, iv) that such splits facilitate absolute increases in the employee stock option pool, which in turn, provides for broader employee participation in the stock option program while simultaneously reducing (on a percentage basis) the potential dilutive effect of aggregate grants to existing shareholders, and v) that in the Board's opinion, at least 10% to 15% of the Company's equity securities should be available as a contingency for any of the aforementioned potential strategic transactions. If the proposed amendment is adopted, 380,000,000 additional shares of Common Stock will be available for issuance by the Board of Directors without any further stockholder approval, although certain issuances of shares may require stockholder approval in accordance with the requirements of the NASDAQ National Market or the Delaware General Corporations Law. The holders of Common Stock have no preemptive rights to purchase any stock of the Company. The additional shares might be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the present common stockholders.

        The flexibility of the Board of Directors to issue additional shares of stock could enhance the Board's ability to negotiate on behalf of the stockholders in a takeover situation. Although it is not the purpose of the proposed amendment, the authorized but unissued shares of Common Stock (as well as the authorized but unissued shares of Preferred Stock) also could be used by the Board of Directors to discourage, delay or make more difficult a change in the control of the Company. For example, such shares could be privately placed with purchasers who might align themselves with the board in opposing a hostile takeover bid. The issuance of additional shares might serve to dilute the stock ownership of persons seeking to obtain control and thereby increase the cost of acquiring a given percentage of the outstanding stock. The Company has previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt, including provisions in the 1989 Stock Option Plan providing for the acceleration of exercisability of outstanding options in the event of a sale of assets or merger if such options are not assumed or substituted by the successor corporation, a dividend distributed to the holders of the Company's Common Stock consisting of rights to purchase the Company's Series A Participating Preferred Stock upon the terms and conditions set forth in the Amended Stockholder Rights Plan approved by the Board of Directors, provisions of the Certificate authorizing the Board to issue up to 2,000,000 shares of Preferred Stock with terms, provisions and rights fixed by the Board, and provisions in the Certificate providing for the Board of Directors to be classified into two classes serving staggered two year terms. The Board of Directors is not aware of any pending or proposed effort to acquire control of the Company.

VOTE REQUIRED

        The approval of the amendment to the Certificate requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company. An abstention or non-vote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE AN ADDITIONAL 380,000,000 SHARES OF COMMON STOCK.

                                 PROPOSAL NO. 3
                     AMENDMENT TO THE 1989 STOCK OPTION PLAN

        The Company's Amended and Restated 1989 Stock Option Plan (the "Option Plan") was approved by the Board of Directors and by the stockholders in September 1989. Since then, the Board and the Company's stockholders have approved numerous amendments to the Option Plan, including increases in the number of shares of Common Stock issuable under the Option Plan. The Option Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), and for the granting of non-statutory options to employees and consultants. See Exhibit A for a summary of the Option Plan and the federal income tax consequences of incentive stock options and nonstatutory stock options.

        As of March 20, 1998, options to purchase 91,908,574 shares of Common Stock had been granted under the Option Plan, 5,772,765 had been canceled, and 13,464,191 shares remain available for future option grants. A total of 45,727,898 options under the Option Plan had been exercised. The aggregate market value of the unexercised options for shares of Common Stock under the Option Plan was approximately $2.0 billion on a closing price of $49.50 per share on the NASDAQ National Market on March 20, 1998.

PROPOSAL

        Shareholder approval is hereby being sought to increase the term of the Option Plan from September 1999 to March 17, 2008. Shareholder approval is also hereby being sought for amendments approved by the Board of Directors in 1998 increasing the number of shares of Common Stock reserved for issuance under the Option Plan i) in 1998 by 5,000,000 shares of Common Stock, and ii) in each subsequent year during the term of the Option Plan by a number of shares of Common Stock equal to the lesser of i) 20,000,000 shares of Common Stock (with such number adjusted appropriately for any stock split or similar transaction) or ii) 5% of the number of shares of Common Stock issued and outstanding on the last day of the immediately preceding fiscal year.

        The total number of shares of Common Stock reserved for issuance under the Option Plan is 99,600,000. If the proposed amendments are approved, the total number of shares of Common Stock reserved for issuance under the Option Plan will be 104,600,000. In addition, that number will increase automatically on the first day of each subsequent fiscal year during the term of the Option Plan by an amount equal to 5% of the Company's Common Stock issued and outstanding on the last day of the immediately preceding fiscal year ("Annual Option Plan Replenishment"). In other words, the number of shares available for grant under the Option Plan at the beginning of each fiscal year will equal 5% of the Company's Common Stock then issued and outstanding plus any carryover balance of shares reserved for issuance under the Option Plan. If the proposed amendments are approved, 18,464,191 shares of Common Stock will be immediately available for issuance as incentive stock options. In addition, in future years each Annual Option Plan Replenishment will be available for issuance as incentive stock options.

        The Board believes that the proposed amendments are in the best interests of the Company for several reasons. First, the increase will provide an adequate reserve of shares for issuance under the Plan which is an integral part of the Company's overall compensation program. Competition for qualified employees in the information technology market is extremely intense and, due to the rapid growth of many successful companies in this sector, such competition is increasing. The proposed increase is essential for the Company to compete successfully against other companies in attracting and retaining employees, thereby facilitating the future potential growth of the Company. In addition, the Option Plan is an important contributor to the alignment of employee and stockholder interests. Second, the Board of Directors believes that it is appropriate to have a reasonable contingency pool of options available for grant pursuant to acquisitions that the Company may make from time to time. The ability to make such grants could enhance the Company's ability to structure attractive offers to potential acquisition targets. Finally, under current accounting rules, if the number of options granted exceeds the number of shares reserved for issuance (even for a brief period of time), the Company may be required to record compensation expense on such excess options until the date shareholders approve an associated increase in the reserve. Consequently, the Board believes a pool sufficient in size to avoid a potential charge for non-cash compensation expense and an associated reduction in net income is highly desirable.

        Including the recent increase and assuming that the Company continues its recent practice of granting options each year which aggregate approximately 5% of the Company's outstanding securities, the Board of Directors believes the reserve pool would be sufficient for future option grants during the term of the Option Plan. In determining the appropriate level of annual stock option grants, the Board of Directors considered, among other factors, the Company's historical and anticipated growth rate, current conditions concerning availability of personnel in the geographic markets in which the Company operates, historical and current equity practices of the software and technology industries and select market leaders within such industries, and the Company's own internal philosophy concerning employee compensation and Company ownership. This philosophy revolves around a focus on total compensation (including base salary, incentive pay and stock options), which in the opinion of the Board, must reach certain very competitive levels to attract and retain individuals of high caliber. Furthermore, the Board believes that by placing relatively greater emphasis on stock options and incentive pay, and relatively lower emphasis on base salaries, the interests of the shareholders are best served. Finally, the Company's stock option granting practices emphasize a relatively broad distribution of stock options, which based on historical experience, encourages high levels of individual performance across the Company. Should actual option grants exceed anticipated levels or the Company conclude an acquisition which requires use of the reserve pool, the reserve pool will not be sufficient and the Company may need to seek shareholder approval for another increase in the reserve pool.

AMENDED PLAN  BENEFITS

        The following table sets forth information with respect to stock option grants under the Option Plan and the 1992 Directors Stock Option Plan for the year ended December 31, 1997 to (i) the Named Executive Officers, (ii) all current executive officers as a group and (iii) all other employees as a group:

      Name of Individual                                Number of Shares         Aggregate
          or Identity                                  Subject to Options        Exercise
      Group and Position                                 Granted (#) (1)       Price ($) (1)
      ------------------                                ---------------       -------------
David A. Duffield(2) ..............................                 --         $    --
Aneel Bhusri(2) ...................................             40,000              27.25
                                                                60,000              19.875
Ronald E.F. Codd(3) ...............................                 --              --
Albert W. Duffield ................................             60,000              27.25
Margaret L. Taylor ................................             60,000              27.25
All current executive officers as a group
    (8 total)......................................            344,000         19.875-31.44
All current directors who are not executive
    officers as a group (4 total) .................             34,000              23.969
All other employees as a group ....................         10,530,350              21.69


(1) All options have been adjusted to reflect the Company's two-for-one stock split in December 1997. The amounts in Notes 2 and 3 below are presented on a pre-split basis.

(2) In January 1997, David A. Duffield and Aneel Bhusri were granted options to purchase 30,000 shares and 20,000 shares, respectively. Subsequently, the Compensation Committee determined that Mr. Bhusri's total stock option position relative to other management team members should be adjusted, and, in April 1997, Mr. Bhusri was granted an additional option to purchase 30,000 shares. Rather than take this additional grant out of the remaining pool of shares reserved for stock option grants to employees in 1997, Mr. Duffield and the Company agreed to rescind his January 1997 stock option grant effective August 1, 1997. Mr. Duffield did not receive any compensation or other benefit from the Company in connection with the rescission.

(3) Effective August 1, 1997, Mr. Codd requested that the Company rescind and allocate his January 1997 stock option grant of 20,000 shares to a senior financial executive who was hired in October 1997.

VOTE REQUIRED

        The affirmative vote of a majority of the Votes Cast will be required to approve the amendments of the 1989 Stock Option Plan.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENTS TO THE OPTION PLAN.

                                 PROPOSAL NO. 4
               AMENDMENT TO THE 1992 EMPLOYEE STOCK PURCHASE PLAN

        The 1992 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in September 1992 and by the stockholders in October 1992. Since then, the Board and the Company's stockholders have approved numerous amendments to the Purchase Plan, including increases in the number of shares of Common Stock issuable under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Code, permits eligible employees to purchase Common Stock through payroll deductions at a price equal to 85% of the fair market value of the Common Stock at the beginning or at the end of each offering period, whichever is lower. Qualified employees are eligible to participate at the beginning of the first day of an offering period after their first full calendar month of full time employment. See Exhibit B for a summary and federal tax consequences of the Purchase Plan. As of March 20, 1998, a total of 4,874,480 shares of Common Stock had been purchased under the Purchase Plan.

PROPOSAL

        Shareholder approval is hereby being sought for amendments approved by the Board of Directors in 1998 increasing the number of shares reserved for issuance under the Purchase Plan i) in 1998 by 700,000 shares of Common Stock, and ii) in each subsequent year during the term of the Purchase Plan by 1.5% of the shares of Common Stock issued and outstanding on the last day of the immediately preceding fiscal year.

        The total number of shares of Common Stock reserved for issuance under the Purchase Plan is 6,000,000. If the proposed amendments are approved, the total number of shares of Common Stock reserved for issuance under the Purchase Plan will be 6,700,000. In addition, that number will increase automatically on the first day of each subsequent fiscal year during the term of the Purchase Plan by a number of shares of Common Stock equal to the lesser of i) 5,000,000 shares of Common Stock (with such number adjusted appropriately for any stock split or similar transaction) or ii) an amount equal to (x) 1.5% of the number of shares of Company's Common Stock issued and outstanding on the last day of the immediately preceding fiscal year less (y) the number of shares available for future issuance under the Purchase Plan on the last day of the immediately preceding fiscal year ("Annual Purchase Plan Replenishment"). In other words, the number of shares available for issuance under the Purchase Plan at the beginning of each fiscal year will equal 1.5% of the Company's Common Stock then issued and outstanding. If the proposed amendments are approved, 1,825,520 will be immediately available for issuance under the Purchase Plan. In addition, in future years each Annual Purchase Plan Replenishment will be available for issuance under the Purchase Plan.

               The Board believes that the proposed amendments are in the best interest of the Company. Since its inception, the Purchase Plan has become an important and, with an average participation rate in excess of 95% of all eligible employees, an extremely popular employee benefit. The Board of Directors believes that broad stock ownership by the Company's employees is beneficial to all stockholders and that the increase will provide an adequate reserve of shares for issuance under the Purchase plan which is necessary to enable the Company to compete successfully with other companies to attract and retain employees. In addition, given the SEC's position that if the number of shares issued or to be issued during a period exceeds the number of shares reserved for issuance, the Company may be required to record compensation expense on such excess shares until the date shareholders approve an associated increase in the reserve. Consequently, the Board believes a pool sufficient in size to avoid a potential charge for non-cash compensation expense and an associated reduction in net income is highly desirable.

VOTE REQUIRED

        The affirmative vote of a majority of the Votes Cast will be required to approve the amendments of the 1992 Employee Stock Purchase Plan.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENTS TO THE PURCHASE PLAN.

                                 PROPOSAL NO. 5
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1998, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

        Ernst & Young LLP has audited the Company's financial statements since 1989. Its representatives are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                             EXECUTIVE COMPENSATION

        All securities underlying options and related per share information has been adjusted to reflect two-for-one splits of the Company's Common Stock in 1995, 1996 and 1997.

SUMMARY COMPENSATION TABLE

        The following table sets forth the annual and long-term compensation earned in each of the last three years by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers (the "Named Executive Officers"):

                                                      Annual Compensation                     Long-Term Compensation
                                                -------------------------------               ----------------------
           Name and                                                           Other Annual       Sec. Underlying
      Principal Position            Year        Salary        Bonus (1)     Compensation (2)       Options (#)
      ------------------            ----        ------        ---------    ----------------       -----------
David A. Duffield                   1997       $242,000       $228,079       $ 12,015                      --
   President and Chief              1996        220,000        125,796          4,482                 120,000
   Executive Officer                1995        200,000        126,800          7,650                 240,000
Aneel Bhusri                        1997        137,500        127,246          3,220                 100,000
   Senior Vice President of         1996        125,000        112,511          3,095                  80,000
   Product Strategy, Business
   Development and Marketing
Ronald E. F. Codd                   1997        181,500        150,672          6,312                      --
   Senior Vice President of         1996        165,000        114,789          5,470                  80,000
   Finance & Administration         1995        150,000         93,600          3,030                 160,000
Albert W. Duffield                  1997        211,750        198,441          2,311                  60,000
   Senior Vice President of         1996        192,500        122,220          5,750                 100,000
   Worldwide Operations             1995        175,000        110,950          5,340                 200,000
Kenneth R. Morris                   1995        165,000         71,170            360                 320,000
   Senior Vice President and
   Chief Technology Officer
Margaret L. Taylor                  1997        211,750        201,700          9,566                  60,000
   Senior Vice President of         1996        192,500        122,364          7,845                 100,000
   Corporate Operations             1995        175,000        110,950          5,340                 200,000


(1) Payments of bonuses are made pursuant to the Company's Executive Bonus Plan.

(2) Includes Company funded health benefit credits of $720 in 1997, 1996 and 1995, and Company matching contributions to a non-qualified deferred compensation plan.
                                       12

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

        The following table sets forth, for each of the Named Executive Officers, certain information concerning the exercise of stock options during 1997, including the year-end value of unexercised options:

                                                                      Number of Securities         Value of Unexercised
                               Shares                               Underlying Unexercised        In-the-Money Options
                              Acquired             Value         Options at Fiscal Year-End (#)  at Fiscal Year-End (1)($)
Name                       on Exercise (#)    Realized (l)($)       Exercisable/Unexercisable    Exercisable/Unexercisable
-----------------         ---------------    ---------------       -------------------------    -------------------------
David A. Duffield                   --          $       --              456,000/464,000          $16,324,050/$15,695,450
Aneel Bhusri                    72,800           1,877,472               42,400/327,200              1,405,449/9,170,224
Ronald E. F. Codd              203,100           4,007,775              460,900/288,000             17,586,633/9,793,000
Albert W. Duffield             220,000           4,349,583          1,544,000/1,156,000            59,018,585/41,699,752
Margaret L. Taylor             100,000           2,354,167              691,200/727,200            25,873,234/24,920,651


(1) Calculated by determining the difference between the closing price of the Company's Common Stock as reported on the NASDAQ National Market on the date of exercise or at December 31, 1997 ($39.00), as applicable, and the exercise price of such options.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth each grant of stock options made during the year ended December 31, 1997 to each of the Named Executive Officers:


                                     Individual Grants
                            -----------------------------------                         Potential Realizable
                                          % of Total                                     Value at Assumed
                              Number of    Options                                   Annual Rate of Stock
                             Securities   Granted to                                  Price Appreciation for
                             Underlying   Employees   Exercise                            Option Term(4)
                              Options     in Fiscal     Price      Expiration         ----------------------
       Name                 Granted(1)(#)  Year(2)   ($/share)(3)    Date            5%($)           10%($)
       ----                 -------------  --------  ----------      ----            -----           ------
David A. Duffield(5)               --        --%        $   --          n/a       $       --       $       --
Aneel Bhusri(5)                40,000        .37%        27.25      1/31/07          685,495        1,737,179
                               60,000        .55%        19.875      4/1/07          749,957        1,900,538
Ronald E. F. Codd(5)               --        --%            --          n/a               --               --
Albert W. Duffield             60,000        .55%        27.25      1/31/07        1,028,243        2,605,769
Margaret L. Taylor             60,000        .55%        27.25      1/31/07        1,028,243        2,605,769

(1) These options vest in five equal annual installments commencing one year from the date of grant.

(2) An aggregate of 10,870,350 options to purchase shares of the Company's Common Stock were granted to employees in 1997.

(3) The exercise price and the tax withholding obligations related to exercise may be paid by delivery of shares that are already owned or by offset of the underlying shares, subject to certain conditions. All of the options have an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant.

(4) This column shows the hypothetical gains or "option spreads" of the options granted based on assumed annual compound stock price appreciation rates of 5% and 10% over the full ten-year term of the option. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimated or projected future prices of the Company's Common Stock.

(5) See Notes 2 and 3 of "Proposal No. 3 - Amended Plan Benefits."

                         REPORT OF THE COMPENSATION COMMITTEE

        The following is the Report of the Compensation Committee of the Company, describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1997. The information contained in the report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into such filing.

        The Compensation Committee (the "Committee") of the Board of Directors of the Company is charged with the responsibility of reviewing all aspects of the Company's executive compensation programs and administering the Company's Stock Option Plan. In 1997, the voting members of the Committee were Messrs. Battle and Yansouni, both of whom are non-employee Directors of the Company. Mr. Still is a non-voting member of the Committee and is a non-employee Director of the Company.

        The Company's executive compensation programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving the Company's financial goals, and to link executive compensation and stockholder interests through equity-based plans. The Committee believes that strong financial performance, on a sustained basis, is the most certain avenue through which the Company can positively affect long-term stockholder return. Furthermore, the Company believes that, in order to attract and retain the most qualified executives in the industry, its compensation policies must be competitive with other companies in the software industry, particularly those of smaller or similar size and those located within the greater San Francisco Bay Area.

        Beginning in 1994, the Code limited the federal income tax deductibility of compensation paid to the Company's chief executive officer and to each of the four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. The Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as shareholder approval). Considering the Company's current compensation plans and policy, the Company and Compensation Committee believe that, for the neat future, there is little risk that the Company will lose any significant tax deduction relating to executive compensation. If the deductibility of executive compensation becomes a significant issue, the Company's compensation plans and policy will be modified to maximize the deduction of compensation if the Company and the Compensation Committee determine that such action is in the best interests of the Company.

        The Company's executive compensation programs consist of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical and savings plans generally available to all employees of the Company. In addition, the Company's executives are eligible to participate in a non-qualified deferred compensation plan whereby participants may elect to defer part or all of their base and incentive cash compensation, which in turn is invested in whole-life insurance policies owned by the Company or in a broad range of investment alternatives similar to those available to all employees under the Company's qualified 401(k) Plan. Under the non-qualified plan, the Company provides matching contributions, subject to a maximum amount of $9,500 in 1997 (the same amount as provided under the 401(k) Plan), based on a participant's years of service and actual contributions. Matching contributions vest ratably after two through five years of service, and any unvested matching contributions are forfeited upon termination of employment. Although the executives are eligible to participate under the Company's qualified 401(k) Plan, they are not eligible for a matching Company contribution under that plan.

        Compensation is reviewed and adjusted annually based principally on an evaluation of individual contributions to corporate goals, comparable market salary data, growth in the Company's size and complexity, internal compensation equity considerations, increases or decreases in an executive's span of responsibilities, and the Company's performance. The Company presently targets executive base compensation at roughly the 25th percentile of comparable market salary data. Based on this review, Mr. David A. Duffield's base pay was increased by 10% in 1996 and 1997, respectively, and the base pay of the other named executive officers was increased by an aggregate of 10% in 1996 and 1997, respectively.

        The Company's annual management incentive bonus plan was initially established in 1991 and covers the Chief Executive Officer and the other senior executive officers. In 1997, such executives could earn up to a maximum of 100% of their base salary in additional incentive compensation. This level was arrived at based on a target level of incentive compensation which is 25% above the industry average based on market survey data. The Board feels that the relatively lower level of targeted base salary (noted above) and relatively higher level of incentive compensation most effectively aligns the interests of management with that of the shareholders. Subject to the Company attaining a minimum target level of operating profitability, up to 90% of a person's base salary could be earned pursuant to an objective formula based component and up to 20% could be awarded under a subjective component, subject to a maximum total limit of 100% of a person's base salary. If the Company's operating profit margin was below a minimum target level, no incentive compensation could be earned. The formula based component was based on a combination of the Company's operating profit margin and certain other financial measures. In setting these operating profit targets, the Company considered its historical performance and underlying business model, and external as well as internal expectations related to 1997 operating profits. Within the minimum and maximum operating profit targets, incentive compensation was computed based on a weighted combination of financial factors, including the Company's contracting activity, total revenues, capital expenditures, accounts receivable days sales outstanding (DSO), earnings per share (EPS) and organization expense budget management. The financial factors were derived from one or a combination of 1997 budget data, historical performance, or median expectations of a group of brokerage firm analysts who publish earnings forecasts for the Company and otherwise actively follow the Company. Subjective bonuses were determined by the Company's CEO, Mr. David
    A. Duffield, except for his subjective bonus which was determined by the Committee. The Committee believes that the 1997 plan reflects the Company's philosophy that no incentive compensation payments are merited for periods during which the Company generally fails to meet analyst's expectations, and that the maximum level of performance should be based on an aggressive internal budget prepared by the Company which establishes challenging operational goals for the Company.

        Grants of stock options may be awarded to individual executives based on their actual and potential contributions to the achievement of the Company's long-term goals. The magnitude of such grants was based on merit and an evaluation of market survey data on executive stock option granting practices. The Company's regular practice has been to set the target level of stock option awards to executives at the 70th percentile of the industry average for stock option awards. In addition, 1997 stock option grants to executives include adjustments to i) increase Mr. Bhusri's equity position which was deemed significantly below other management team members, and ii) defer and allocate Mr. Codd's option grant, at his request, to a new senior financial executive who was hired later in 1997. Before giving effect to the Company's two-for-one stock splits in December 1997 and November 1996, the total stock options granted to executives in 1997 and 1996 were 150,000 and 170,000, respectively.

        In 1997 Mr. David A. Duffield earned a base salary of $242,000 and cash incentives of $228,079. Cash incentives for 1997 approximated 94% of his base salary and were based on attaining the goals described above. In January 1997, Mr. Duffield received 30,000 options (with an exercise price of 110% of market value of the common stock on the date of grant). This grant was primarily based on the performance of the Company and Mr. Duffield's significant contribution to that performance in terms of both leadership and strategic vision. To avoid having the adjustment to Mr. Bhusri's equity position noted above adversely impact the remaining pool of shares reserved for stock option grants to employees in 1997, Mr. Duffield and the Company agreed to rescind his January 1997 stock option grant effective August 1, 1997. Mr. Duffield did not receive any compensation or other benefit from the Company in connection with the rescission

                                            Compensation Committee


                                            A. George "Skip" Battle
                                            Cyril J. Yansouni
                                            George J. Still

                               COMPANY PERFORMANCE

      The following graph compares the cumulative total return on a percentage basis to stockholders on the Company's Common Stock since November 18, 1992 (the date the Company first became subject to the reporting requirements of the Exchange Act) to the cumulative total return over such period of (i) the Nasdaq National Market (U.S. Companies) Index ("Nasdaq - Total"), and (ii) the Nasdaq Computer and Data Processing Services Group Index ("Nasdaq - Software"). The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

          COMPARISON OF CUMULATIVE TOTAL RETURN AMONG PEOPLESOFT, INC.,
                      NASDAQ - SOFTWARE, AND NASDAQ - TOTAL

                     11/18/92     12/31/92   12/31/93     12/31/94    12/31/95      12/31/96     12/31/97
PeopleSoft, Inc.     100.000      166.176     183.824     444.118     1011.785      2255.882     3670.588
Nasdaq-Software      100.000       98.970     104.744     127.159      193.656       239.158      293.711
Nasdaq-Total         100.000      103.681     119.019     116.339      164.525       202.379      248.202

Time intervals are not to scale.

                                  OTHER MATTERS

        The Company knows of no other matters to be addressed at the Annual Meeting. If any other matters are properly addressed at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented in the manner as the Board of Directors may recommend.

                                         THE BOARD OF DIRECTORS


                                         BY: DAVID A. DUFFIELD, PRESIDENT AND
                                               CHIEF EXECUTIVE OFFICER

Dated: April 15, 1998

                                    EXHIBIT A

SUMMARY OF 1989 STOCK OPTION PLAN

        Purpose. The purpose of the Option Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company's business.

        Administration. The Option Plan is to be administered by the Board of Directors or by a committee or committees designated by the Board of Directors to administer the Option Plan (the "Administrator"). The Board of Directors may establish different committees to handle different administrative duties under the Option Plan. The Administrator, with respect to directors and Section 16 officers, must be constituted in such a manner as to permit the Option Plan and transactions thereunder to comply with Rule 16b-3 as it applies to a plan intended to quality thereunder as a discretionary grant or award plan. The Option Plan is currently being administered by the Compensation Committee and the Board of Directors (acting on the recommendation of the Compensation Committee).

        Eligibility. The Option Plan provides that incentive stock options may be granted thereunder to employees (including officers or employee directors) of the Company. The Option Plan provides for nonstatutory options to be granted to employees (including officers or employee directors) and consultants of the Company. As defined under the Option Plan, the term "Employee" excludes any "Contingent Worker" even if such contingent worker is reclassified as a common-law employee of the Company. The Administrator selects the employees and consultants and determines the number of shares to be subject to each option.

        Terms and Conditions of Options. The terms and conditions of options granted under the Option Plan are determined by the Administrator. Each option is evidenced by a stock option agreement between the Company and the employee or consultant granted such option, and is subject to the following additional terms and conditions:

        (a) Exercise of the Option. Any option granted under the Option Plan shall be exercisable according to the terms of the Option Plan and at such times and under such conditions as determined by the Administrator and set forth in the option agreement. An option is exercised by (i) giving written notice of exercise to the company from the person entitled to exercise the option, and
(ii) tendering full payment to the Company of the purchase price. The exercise price of the shares purchased upon exercise of any option may be paid in cash, check, promissory note, exchange of shares of Common Stock or such form of consideration as the Administrator determines is acceptable to the extent permissible by applicable law and which may vary for each option. With respect to any incentive stock option, the form of consideration to be paid upon exercise of such option must be determined at the time of the grant.

        (b) Exercise Price. The exercise price of an option is determined by the Administrator. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock and the exercise price of a nonstatutory stock option may not be less than 85% of the fair market value of the Common Stock on the grant date. Notwithstanding the foregoing, in the case of any stock option granted to a holder of 10% or more of the Company's outstanding securities, the exercise price must not be less than 110% of the fair market value at the time of grant. For the purposes of the Option Plan, fair market value is defined as the reported closing sales price of a share of Common Stock on the NASDAQ National Market on the last market trading day prior to the date of determination.

        (c) Termination of Employment. If the optionee's employment with the Company terminates for any reason other than upon death or disability, options under the Option Plan may be exercised, but only within such period of time as determined by the Administrator and may be exercised only to the extent the option was exercisable at the termination date. In the case of an incentive stock option, the Administrator shall determine such period of time (in no event to exceed ninety (90) days from the date of termination) when the option is granted.

        (d) Death or Disability of Optionee. If the optionee's employment with the Company, its subsidiaries or its affiliated companies, should terminate as a result of the optionee's death or disability, options may be exercised at any time within twelve (12) months (or such shorter period of time determined by the Administrator) after such termination, but only to the extent that the optionee was entitled to exercise the option as of one year from the date of death or disability.

        (e) Termination of Options. Incentive and non-qualified stock options granted under the Option Plan expire ten years from the date of grant, unless a shorter term is provided in the notice of grant. However, any incentive stock option granted to a holder of 10% or more of the Company's outstanding securities will expire no more than five years from the date of grant. No option may be exercised after its expiration.

        (f) Non-Transferability of Options and Stock Purchase Rights. An option or stock purchase right is non-transferable by the optionee or purchaser other than by will or the laws of descent or distribution. During the lifetime of the optionee or purchaser, an option is exercisable only by such optionee or purchaser.

        (g) Rule 16b-3. Options granted under the Option Plan to persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder as of the time of grant to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to plan transactions.

        (h) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Option Plan as may be determined by the Administrator.

        Stock Purchase Rights. The Option Plan permits the Company to grant stock purchase rights to purchase Common Stock of the Company ("Stock Purchase Rights") either alone, in addition to, or in tandem with other awards under the Option Plan and/or cash awards made outside the Option Plan. Upon the granting of a Stock Purchase Right under the Option Plan, the offeree shall be advised in writing of the terms, conditions, and restrictions related to the offer, including the number of shares of Common Stock that the offeree shall be entitled to purchase, the price to be paid (which in no case shall be less than 85% of fair market value) and the time within which the offeree must accept such offer (which shall in no event exceed 30 days from the date upon which the Administrators made the determination to grant the Stock Purchase Right), the offer shall be acceptable by execution of a stock purchase agreement between the Company and the offeree.

        (a) Repurchase Option. Unless the Administrator of the Option Plan determines otherwise, the stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser of the fair market value as of the date of bonus in the case of a stock bonus and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine.

        (b) Other Provisions. The stock purchase agreement shall contain such other terms, provisions and conditions not inconsistent with the Option Plan as may be determined by the Administrator, and such provisions need not be the same with respect to each purchaser.

        (c) Rights as a Stockholder. Upon exercise of a Stock Purchase Right, the purchaser shall have rights equivalent to those of a stockholder of the Company. As of the date of this proxy statement, no Stock Purchase Rights have been granted under the Option Plan.

        Adjustments Upon Changes in Capitalization. In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split or stock dividend, combination or reclassification of Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration, the number of shares of Common Stock covered by each outstanding option, and the number of shares of Common Stock which have been authorized for issuance under the Option Plan but as to which no options have yet been granted or which have been returned to the Option Plan upon cancellation or expiration of an option, as well as the price per share of Common Stock covered by each such outstanding option, shall be proportionately adjusted.

        In the event of the proposed dissolution or liquidation of the Company, each option outstanding under the Option Plan will terminate immediately prior to the consummation of such proposed action. The Board of Directors may, in the exercise of its sole discretion in such instances, declare that any option shall terminate as of a date fixed by the Board of Directors and give each optionee the right to exercise his or her option as to all or any part of the shares relating thereto, including shares as to which the option would not otherwise be exercisable.

        Merger of the Company. In the event of a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, each outstanding option will be assumed or an equivalent option or right will be substituted by the successor corporation or by a parent or subsidiary of such successor corporation. In the event that the successor corporation does not agree to assume the option or to substitute an equivalent option or right, the Administrator shall, in lieu of such assumption or substitution, provide for the optionee to have the right to exercise the option as to all of or a portion of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Administrator makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the optionee that (i) the option will be fully exercisable for a period of 15 days from the date of such notice, and (ii) the option will terminate upon the expiration of such period.

        Interpretation, Amendment and Termination of the Plan. The Administrator has the authority to interpret and construe the provisions of the Option Plan and to conclusively resolve any issues arising thereunder. The Board of Directors at any time may amend, alter, suspend or terminate the Option Plan; provided, however, that no such amendment, alteration, suspension or termination shall impair the rights of any optionee unless mutually agreed otherwise between the optionee and the Administrator. In addition, to the extent stockholder approval is required and desirable to comply with Rule 16b-3 or Section 422 of the Internal Revenue Code of 1986, as amended (or any successor rule or statute or other applicable law, rule or regulation, including requirements of any exchange or quotation system on which the Company's Common Stock is listed or quoted), such stockholder approval, if required, will be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

TAX INFORMATION

        Options granted under the Option Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options.

        Incentive Stock Options. An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the date of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise, or (ii) the sale price of the shares. Different rules may apply in the case of optionees who are subject to Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16 Insiders").

        The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

        Nonstatutory Stock Options. All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. Different rules may apply in the case of optionees who are Section 16 Insiders.

        The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the Optionee with respect to shares acquired upon exercise of a nonstatutory stock option.

        Stock Purchase Rights. Stock Purchase Rights will generally be taxed in the same manner as Nonstatutory Stock Options. However, restricted stock is generally purchased upon exercise of a Stock Purchase Right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock ceases to be subject to substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to the Company's right to repurchase the stock upon the purchaser's termination of employment with the Company (i.e. as it "vests"). At such times, the purchaser will recognize the ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture. However, a purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, would be equal to the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period would commence on the purchase date. The ordinary income recognized by a purchaser who is an employee will be treated as wages and will be subject to tax withholding by the Company out of the current compensation of the purchaser. If such compensation is insufficient to pay the withholding tax, the purchaser will be required to make direct payment to the Company for the tax liability. Different rules may apply in the case of purchasers who are Section 16 Insiders.

        Generally, the Company will be entitled to a tax deduction in the amount and at the time the purchaser recognizes ordinary income.

        The foregoing does not purport to be a complete summary of the effect of federal income taxation upon holders of options or upon the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside.

                                    EXHIBIT B

SUMMARY OF EMPLOYEE STOCK PURCHASE PLAN

        Purpose. The purpose of the Employee Stock Purchase Plan ("Purchase Plan") is to provide employees of the Company with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions.

        Administration. The Purchase Plan shall be administered by the Board of Directors or a committee appointed by the Board. All questions of interpretation of the Purchase Plan are determined by the Board of Directors or its committee, whose decisions are final and binding upon all participants. The Purchase Plan shall be administered in compliance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Eligibility. Any person who is employed by the Company for at least 20 hours per week and more than five months in a calendar year shall be eligible to participate in the Purchase Plan, provided that the employee had been employed for at least one month on the first day of an offering period and subject to certain limitations imposed by Section 423(b) of the Code. As defined under the Purchase Plan, the term "Employee" excludes any "Contingent Worker." Contingent Workers include any person who is not an employee pursuant to Code Section 3121(d) or Revenue Ruling 87-41.

        Participation. Eligible employees become participants in the Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions prior to the applicable offering date, unless a later time for filing the subscription agreement has been set by the Board of Directors for all eligible employees with respect to a given offering period.

        Offering Periods. The Purchase Plan is implemented by consecutive six-month offering periods commencing on or about January 1 and July 1 of each year or on such date as the Board shall determine. The first offering period commenced on January 1, 1993. The Board of Directors may change the duration of the offering periods without stockholder approval upon fifteen days prior notice.

        Payroll Deductions. The purchase price for the shares is accumulated by payroll deductions during the offering period. The deductions may not be less than 1% nor more than 10% of a participant's eligible aggregate compensation during the offering period. Eligible aggregate compensation is defined to include all regular straight time gross earnings and sales commissions, including payments for overtime, shift premiums, bonuses and other compensation earned during a given offering period. A participant may discontinue his or her participation in the Purchase Plan at any time during the offering period and may decrease or increase the rate of payroll deductions one time during any calendar year. Payroll deductions shall commence on the first payroll following the first day of the offering period, and shall end on the last day of the offering period (the "exercise date") unless sooner terminated as provided in the Purchase Plan.

        Grant and Exercise of Option. The maximum number of shares placed under option to a participant in an offering is that number determined by dividing the amount of the participant's total payroll deductions to be accumulated prior to an exercise date (not to exceed $12,500) by the lower of 85% of the fair market value of the Common Stock at the beginning of the offering period or 85% of the fair market value of the Common Stock on the exercise date. The fair market value of Common Stock on a given date shall be the closing sale price of the Common Stock for such date as reported by the NASDAQ National Market System or, if such price is not reported, the means of the bid and asked prices per share of the Common Stock as reported by NASDAQ or, if listed on a stock exchange, the closing price on such exchange as of such date or, if not traded on such date, on the immediately preceding trading date as reported in the Wall Street Journal. Unless a participant withdraws from the Purchase Plan, such participant's option for the purchase of shares will be exercised automatically on each exercise date for the maximum number of whole shares at the applicable rate.

        Notwithstanding the foregoing, no employee will be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of an option, the employee would own 5% or more of the voting power or value of all classes of stock of the Company or of any of its subsidiaries (including stock which may be purchased under the Purchase Plan or pursuant to any other options), nor shall any employee be granted an option which would permit the employee to buy pursuant to the Purchase Plan more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year.

        Withdrawal; Termination of Employment. A participant's interest in a given offering may be terminated in whole, but not in part, at any time by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Any withdrawal by the participant of accumulated payroll deductions for a given offering automatically terminates the participant's interest in that offering. The failure to remain in the continuous employ of the Company for at least 20 hours per week during an offering period will be deemed to be a withdrawal from that offering.

        Transferability. Neither accumulated payroll deductions nor any rights with regard to the exercise of an option to receive shares under the Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in the Purchase Plan) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Purchase Plan.

        Adjustments Upon Changes in Capitalization. In the event any change is made in the Company's capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustments will be made by the Board of Directors to the shares subject to purchase under the Purchase Plan and in the purchase price per share.

        In the event of the proposed dissolution or liquidation of the Company, the offering will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Purchase Plan shall be assumed or an equivalent option shall be substituted by such successor corporation, unless the Board decides to accelerate vesting of such options. If the Board accelerates vesting of such options, participants shall have ten (10) days to withdraw from the offering period or such options will be exercised automatically.

        Amendment or Termination. The Board of Directors may at any time terminate or amend the Purchase Plan, except that termination shall not affect options previously granted and no amendment may make any change in any option previously granted which adversely affects the rights of any participant. In addition, the Company shall obtain stockholder approval in such a manner and to such a degree as required to comply with Rule 16b-3 under the Exchange Act or under Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation).

TAX INFORMATION

        The Purchase Plan, and the right of participants to make purchases thereunder is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of the shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the length of time the shares have been held by the participant. If the shares have been held by the participant for more than two years after the date of option grant, the lessor of (a) the excess of the fair market value of the shares at the time of such disposition over the option price or (b) the excess of the fair market value of the shares at the time the option was granted over the option price (which option price will be computed as of the grant date) will be treated as long-term capital gain. If the shares are disposed of earlier than two years after the date of grant, the excess of the fair market value of the shares on the exercise date over the option price will be treated as ordinary income, and any further gain or loss on such disposition will be capital gain or loss and will be long term if held for more than one year. Under current law, capital gain is fully included in gross income, but is taxed at a rate which may be different than that for ordinary income. Capital losses are allowed in full against capital gains plus $3,000 of other income.

        Different rules may apply with respect to optionees subject to Section 16(b) of the Exchange Act. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon dissolution of shares within two years from date of grant.

        The foregoing does not purport to be a complete summary of the effect of federal income taxation upon the participant and the Company with respect to the purchase of shares under the Purchase Plan and reference should be made to the applicable provisions of the Code. In addition, this summary does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a participant may reside.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                                PEOPLESOFT, INC.

                      1998 ANNUAL MEETING OF STOCKHOLDERS

     The undersigned stockholder of PeopleSoft, Inc. a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 15, 1998, and hereby appoints Ronald E. F. Codd and David A. Duffield, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of PeopleSoft, Inc. to be held on May 26, 1998 at 10:00 a.m. local time, at the Carr America Visitor's Center at 4400 Rosewood Drive, Pleasanton, California, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

     This Proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of the nominees for directors, FOR the amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock, FOR the amendments to the 1989 Stock Option Plan, FOR the amendments to the 1992 Employee Stock Purchase Plan, FOR the ratification of the appointment of Ernst & Young LLP as independent auditors, and as said proxies deem advisable on such matters as may properly come before the meeting.


       CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE (SEE REVERSE SIDE)

X Please mark votes as in this example.

1. To elect three (3) Class II directors of the Company each to serve for a two-year term.

      Class II Nominees: Albert W. Duffield, Cyril J. Yansouni, and
                         A. George "Skip" Battle

      ___ FOR ALL NOMINEES

      ___ WITHHELD FROM ALL NOMINEES


      -------------------------------
      ___ For all nominees except as noted above

2. To ratify and approve the amendments to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock of the Company to 700,000,000.

      ___ FOR
      ___ AGAINST
      ___ ABSTAIN

3. To ratify and approve the amendments to the 1989 Stock Option Plan ("Option Plan") including extending the term of the Option Plan and increasing the number of shares issuable under the Option Plan.

      ___ FOR
      ___ AGAINST
      ___ ABSTAIN

4. To ratify and approve the amendments to the 1992 Employee Stock Purchase Plan ("Purchase Plan") including increasing the number of shares issuable under the Purchase Plan.

      ___ FOR
      ___ AGAINST
      ___ ABSTAIN

5. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1998.

      ___ FOR
      ___ AGAINST
      ___ ABSTAIN

6. To transact such other business as may properly come before the meeting or any postponement or adjournments thereof.

Mark here for address change note at left __.

Signature: _________________ Date: ____________

Signature: _________________ Date: ____________